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               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   UNAUDITED
                                                                     EXHIBIT 12





                                                                               Year ended December 31
                                                                    --------------------------------------------
                                                                      1994             1995              1996
                                                                    --------         ---------         ---------
                                                                                   (in thousands)
US GAAP
EARNINGS:
  Profit and loss before taxes                                      L.(8,679)        L.(27,607)        L.(35,830)
FIXED CHARGES:
  Interest element of capital lease charges                              352               515               853
  Rental expense deemed to be representative of interest factor(1)        26               244               386
  Other interest expense                                                 166             1,956               381
  Amortisation of debt discount and expense                            3,318            14,647            39,100
                                                                    --------         ---------         ---------
                                                                       3,862            17,362            40,720
                                                                    --------         ---------         ---------
  (Loss)/profit before income taxes and fixed charges                 (4,817)          (10,245)            4,890
  Fixed charges                                                       (3,862)          (17,362)          (40,720)
                                                                    --------         ---------         ---------
  Deficiency of earnings to fixed charges                             (8,679)          (27,607)          (35,830)
                                                                    --------         ---------         ---------
  Ratio of earnings to fixed charges(2)                                  N/A               N/A               N/A

(1) For the purposes of the calculation of the deficiency/ratio of earnings to fixed charges the portion of rental expenses deemed to be representative of the interest factor is 1/3 of the rental expense.

(2)  The ratio of earnings to fixed charges is computed by aggregating:

     (a)  income from continuing operations before taxes on income;

     (b)  fixed charges.

     and dividing the total by fixed charges.

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